UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CHIPOTLE MEXICAN GRILL, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO PROXY STATEMENT

Explanatory Note: This proxy statement supplement dated May 6, 2022 supplements the definitive proxy statement on Schedule 14A (the “Proxy Statement”) of Chipotle Mexican Grill, Inc. (“Chipotle”) dated April 1, 2022 and made available to shareholders in connection with the annual meeting of shareholders to be held on May 18, 2022. Except as specifically supplemented by the information contained in this supplement, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares.

In the Proxy Statement under “Executive Officers and Compensation – Compensation Discussion and Analysis – 2021 Advisory “Say on Pay” Vote on Executive Compensation and Shareholder Outreach,” Chipotle describes the broad shareholder outreach it conducted after the 2021 annual meeting to solicit shareholder feedback regarding the 51.3% “say on pay” vote in 2021 and Chipotle’s executive compensation program, and actions taken by Chipotle in response to that shareholder feedback.  Specifically, one item of shareholder feedback related to the modification of in-flight incentive awards.

As described on pages 55-56 of the Proxy Statement, our shareholders were not supportive of the one-time COVID-19-related modifications made by the Committee in December 2020 to the in-flight 2018 performance share units and the 2020 annual incentive plan (AIP).

Pages 55-56 of the Proxy Statement also note that, in response to shareholder feedback, the Compensation Committee did not make any modifications in 2021 to in-flight long-term equity awards or to the 2021 AIP. Subsequent to filing the Proxy Statement, the Compensation Committee has further considered its response to the shareholder feedback and has now additionally committed that Chipotle will not modify in-flight annual cash or equity incentive awards held by its executive officers, except possibly in the event of extraordinary circumstances.

Our Board of Directors and our Compensation Committee highly value investor engagement and consider the feedback received from our shareholders as essential to developing and improving our executive compensation programs. We are committed to continuing our shareholder outreach at least annually to elicit critical investor feedback to guide the evolving parameters of these programs.